Exhibit 10.1
Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it (i) is not material and (ii) is the type of information that we treat as private or confidential.

SEPARATION AGREEMENT AND GENERAL RELEASE

    SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) dated as of May 20, 2026, between Burford Capital LLC, a Delaware corporation (the “Company”), and Mark Klein (the “Employee”). The Company and Employee will sometimes each be referred to individually as a “Party,” or collectively, as the “Parties.”
1.SENIOR ADVISOR ROLE. The Employee’s last day as General Counsel and Chief Administrative Officer for the Company shall be June 30, 2026. As of July 1, 2026 and until the end of the Senior Advisor Term (as defined in Section 2 hereof), the Employee shall serve as Senior Advisor for the Company. Employee’s duties shall be limited to cooperation with respect to certain matters as set forth in Section 14 of this Agreement. Employee is not required to report to the Company’s offices during the Senior Advisor Term.

2.SENIOR ADVISOR TERM.
(a) The Employee shall serve as a Senior Advisor from July 1, 2026 until the Separation Date (such period, the “Senior Advisor Term”). The Employee’s “Separation Date” will be the earliest of (i) September 30, 2027, (ii) the date on which the Employee terminates this Agreement, (iii) the date on which the Employee begins full-time employment at a different company, or (iv) the date on which the Company terminates this Agreement for Cause.

(b) For purposes of this Agreement, “Cause” shall mean:

(i)the Employee’s gross negligence, in connection with the Employee’s service as a Senior Advisor pursuant to this Agreement, that has or could reasonably be expected to have an adverse effect on the Company;
(ii)indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;
(iii)the Employee’s performance of any act of theft, fraud, malfeasance or dishonesty in connection with the Employee’s service as a Senior Advisor pursuant to this Agreement; or
(iv)a material breach of this Agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written material policy.
3.COMPENSATION AND BENEFITS.
(a)During the Senior Advisor Term, the Employee will receive payments (subject to applicable withholdings and deductions) at the rate of Six Hundred Thousand and xx/100 Dollars ($600,000) per annum, payable in installments in accordance with the regular payroll practices of the Company, but not less frequently than monthly (the “Base Compensation”). The Base Compensation will be paid until the Separation Date.
(b)The Employee shall receive an additional payment in the amount of Nine Hundred Thousand and xx/100 Dollars ($900,000) (subject to applicable withholdings and deductions), payable in 2027 in accordance with the regular payroll practices of the Company with respect to annual bonuses for performance in 2026. For avoidance of doubt, the Employee is not entitled to this payment in the event the Company terminates the Agreement for Cause.
(c)In the event that the Employee’s Separation Date is September 30, 2027, the Employee shall receive a payment in the amount of Six Hundred Seventy-Five Thousand and xx/100 Dollars ($675,000) (subject to applicable withholdings and deductions), provided that the Employee signs and timely returns the Supplemental Agreement and General Release, attached as Exhibit A to this Agreement (the “Supplemental Release”). This payment shall be payable within ten business days from the Effective Date of the Supplemental Release. For avoidance of doubt, the Employee is not entitled to this payment in the event the Company terminates the Agreement for Cause.
(d)In the event that the Employee’s Separation Date is earlier than September 30, 2027, the Company shall pay the Employee a lump sum severance payment equal to the sum of (i) the amount of Base Compensation remaining between the Separation Date and September 30, 2027 and (ii) the amount of payments described in Sections 3(b) and 3(c) that has not yet been paid to Employee, provided that the Employee signs and timely returns the Supplemental Release. This payment shall be payable within ten business days from the Effective Date of the Supplemental Release. However, the Employee shall not receive the lump sum severance payment described in this Section 3(d) in the event the Company terminates the Agreement for Cause.
(e)The Employee will remain eligible to participate in the Company’s health insurance plans during the Senior Advisor Term. The last day of the month in which the Separation Date occurs shall be the termination date of Employee’s eligibility for purposes of participation in and coverage under all health insurance plans and programs sponsored by or through the Company, except as otherwise provided herein, or under the terms of the benefit plans, or as required by law.
(f)The Employee will continue to receive payments related to previous awards of incentive carry during the Senior Advisor Term, but not afterwards, other than pursuant to Section 4 of this Agreement.
(g)The Employee’s existing restricted stock units will continue to vest as normal during the Senior Advisor Term, but not afterwards, other than pursuant to Section 4 of this Agreement.
(h)For the avoidance of doubt, no further RSU grants or incentive carry grants will be made to the Employee.
4.RETIREMENT. If the Separation Date is September 30, 2027, the Employee will be deemed eligible to participate in the Company’s retirement policy, as approved by the Compensation Committee of the Board of Directors of Burford Capital Limited in November 2025, as such policy may be amended from time to time, so long as any such amendment applies generally to similarly situated participants and is not adopted specifically to disadvantage the Employee.

5.OTHER COMPANY POLICIES.
(a)The Employee shall remain on the Company website as Senior Advisor until the Separation Date. The Employee acknowledges and agrees that after the Separation Date the Employee shall not represent himself as being an employee, agent or representative of the Company for any purpose.
(b)During the Senior Advisor Term, the Employee shall retain access to his Company email but will not have access to other Company systems.
6.GENERAL RELEASE OF CLAIMS. In consideration of the payments and benefits provided under this Agreement, including, but not limited to, as set forth in Sections 1, 2, 3 and 4, you (for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns) forever waive and release the Company (and any of its parent corporations, subsidiaries, predecessors, successors, assigns, divisions, affiliates, partners, members, directors, officers, agents, employees, attorneys, consultants, professional advisors, indemnitors, indemnitees, insurers, owners, investors and former employees) (together, the “Released Parties”), from any and all claims, demands, causes of action, fees, debts, liabilities, losses, damages, obligations, controversies, promises, expenses, costs, and judgments, of any kind whatsoever, whether known or unknown, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter arising from the beginning of time up to and including the date you sign this Agreement.
This includes, but is not limited to, any claim under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Nondiscrimination Act of 2008; the Fair Labor Standards Act; the Family and Medical Leave Act of 1993; the National Labor Relations Act and the Labor Management Relations Act (the Taft-Hartley Act); the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the Uniform Services Employment and Reemployment Rights Act; the New York State WARN Act; the New York Labor Law; the New York State Human Rights Law; the New York State Whistleblower Protection Law under Sections 740 of the New York Labor Law; the New York City Human Rights Law; the New York City Earned Safe and Sick Time Act; the New York City Administrative Code; the New York Equal Pay Act; the New York Lawful Off-Duty Activities Discrimination Law; the New York Paid Family Leave Law; New York Health and Essential Rights Act (NY HERO Act); the New York Public Health Law; the New York State Workers’ Compensation Law; the New York State Sick Leave Law; the Retaliatory Action by Employers Law; Voting Leave Law; Jury Duty Leave Law; HIV and Aids Related Information Law; Article 23-A of the New York Correction Law; the New York Code of Rules and Regulations (including, but not limited to, 12 N.Y.C.R.R. §142-3.2 and 10 N.Y.C.R.R. 2.60); any rule, regulation, or order of the New York or New York

City departments of health; and any other federal, state or local law (statutory or decisional) or ordinance relating to employment discrimination, harassment, whistleblowing or retaliation; any claim for breach of contract (express or implied), payment of wages, fraud, wrongful or constructive discharge, retaliatory discharge, emotional distress, compensatory or punitive damages or attorneys’ fees (collectively, the “Released Matters”). You acknowledge that by virtue of the foregoing, you have waived any relief available to you under any of the claims and/or causes of action waved herein. Nothing in this Agreement shall be deemed a waiver of claims for vested benefits under any employee benefit plan, any claims arising after the date you have signed this Agreement, or any claims that cannot be waived by law.
Nothing in this Agreement shall be construed to prohibit you from filing a charge with, providing information to, or participating in any investigation or proceeding conducted by any state, local, or federal administrative agency, governmental agency, or regulatory body (including the Securities and Exchange Commission (the “SEC”), the Commodity Futures Trading Commission (the “CFTC”), the Department of Justice, the National Labor Relations Board (the “NLRB”), the New York State Division of Human Rights, the New York City Commission on Human Rights, and the Equal Employment Opportunity Commission) alleging violations of any state, local, or federal laws or regulations, though you acknowledge and agree that by virtue of the foregoing release, you have waived the right to recover monetary damages in connection with claims you have waived in this Agreement. However, this waiver does not limit your right to receive a whistleblower reward from the SEC or the CFTC or directly from any other federal or state agency. Further, nothing in this Agreement shall preclude you from responding truthfully to a valid subpoena or a request by a governmental agency in connection with any investigation it is conducting.
7.CONFIDENTIALITY.
(a)The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment (including, but not limited to, the Senior Advisor Term) or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Employee; (B) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (C) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Nothing in this Section shall prohibit the Employee from participating in or cooperating with a governmental investigation that is being conducted by a government agency or self-regulatory organization.
(b)The restrictions in this Section 7 are in addition to and not in lieu of any other obligations of Employee to protect confidential and proprietary information belonging to the Company and/or its affiliates, including those arising under the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1836 (“DTSA”) and those set forth in his employment agreement and Company policies.
8.NONDISPARAGMENT. Employee agrees that he will not disparage or encourage or induce others to disparage the Company, or any of the Released Parties. For the purposes of this Section 8, the term “disparage” includes, without limitation, comments or statements made in-person, on the internet or on a website, to the press and/or media, in any publication (including, without limitation, books, magazines, articles, blogs, podcasts, posts, or social media), to any of the Released Parties, and to any individual or entity with whom any of the Released Parties have a business or personal relationship that would adversely effect, or be reasonably expected to adversely affect or cast in a negative light in any manner: (i) the conduct of the business of the Released Parties (ii) the reputation of the Released Parties, or (iii) the public perception of the Released Parties. This Section does not prohibit the Employee from making disclosures to the extent legally required. The Company agrees that it will instruct Christopher Bogart, Jordan Licht, Travis Lenkner, Jon Molot, and Elizabeth O’Connell not to disparage or encourage or induce others to disparage the Employee.
9.PERMITTED DISCLOSURES. Nothing in this Agreement, including the confidentiality and/or non-disparagement terms (as set forth in Sections 7 and 8), or any other agreement between the Parties or any other policies of the Company prohibits or restricts the Employee from: (a) making any disclosure of relevant and necessary information or documents in any internal investigation, government investigation, action, or proceeding as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying truthfully, in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (c) accepting any awards from the CFTC, SEC or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith; (d) filing a charge with, initiating communications with, or responding to any inquiry from, any government agency or regulatory or supervisory authority regarding any good-faith concerns about possible violations of law including, without limitation, the EEOC, the U.S. Department of Labor (“DOL”), the Occupational Safety and Health Administration (“OSHA”) and the NLRB; or (e) interfering with any rights under Section 7 of the National Labor Relations Act.
10.RESTRICTIVE COVENANTS.
(a)The obligations set forth in the Covenants section of your Annual Affirmation signed February 25, 2021 (the “Employment Agreement”) are hereby incorporated by reference and remain in full force and effect. For avoidance of doubt, this includes but is not limited to the following obligations: Confidentiality, the one-year Non-solicitation agreement, the Non-disparagement agreement, and the six-month Non-competition agreement. For purposes of this Agreement, the one-year Non-solicitation agreement and the six-month Non-competition agreement shall be defined collectively as the “Restrictive Covenants”. The Employee acknowledges and agrees that the payments provided under Sections 3(b), (c) and (d) of this Agreement are conditioned upon the Employee’s full compliance with the Restrictive Covenants.
(b)In the event that the Employee breaches any of the Restrictive Covenants, the Employee shall, upon written demand by the Company, promptly repay to the Company an amount equal to the payments provided under Sections 3(b), (c) and (d) of this Agreement. The Employee acknowledges and agrees that the scope and duration of the Restrictive Covenants are reasonable, and that the repayment obligation set forth herein is reasonable and not a penalty, but rather a material term of this Agreement intended to protect the Company’s legitimate business interests.
11.RETURN OF COMPANY PROPERTY. On or before the Separation Date, the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Notwithstanding the above, Employee may retain the company owned and issued laptop until the Separation Date. Additionally, prior to the Separation Date, Employee may access and transfer some files from the Company’s systems under the strict supervision of a representative designated by the Company for such task. For the avoidance of doubt, such files are limited to (1) non-work-related (a) passwords, (b) emails, (c) contact information, and (d) documents, and (2) documents reasonably relevant to the terms of and agreements related to the Employee’s employment and separation.
12.REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
13.SURVIVAL OF PROVISIONS. The obligations contained in Sections 7, 8 and 10 hereof shall survive the termination or expiration of the Senior Advisor Term and shall be fully enforceable thereafter.
14.COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while serving as a Senior Advisor for the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the

Employee in complying with this Section. The Company agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Employee’s good faith compliance with the Employee’s duties and obligations pursuant to this Section of the Agreement.
15.EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7, Section 8, or Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by the Employee of Section 7, Section 8, or Section 10 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee (other than $1,000) shall be immediately repaid to the Company.
16.NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
17.COORDINATED MESSAGING. The Company and Employee agree to coordinate regarding all internal and external communications concerning Employee’s departure. The Company shall prepare, in coordination with Employee, a departure statement for Employee’s review, and Employee shall not make any public or internal statement, whether written or oral, regarding the circumstances of Employee’s separation that is inconsistent with such statement without the prior written consent of the Company. The Company shall use reasonable efforts to provide Employee with an opportunity to review any external announcement regarding Employee’s departure prior to its dissemination, provided that the Company shall retain sole discretion over the content and timing of all communications. In the event Employee receives an inquiry from the media or any third party regarding Employee's departure, Employee shall respond solely by reference to the departure statement and shall promptly notify the Company of such inquiry. Nothing in this Section 17 shall prohibit the Company from providing truthful information in response to a subpoena or other legal process.
18.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee: Mark Klein [***] [***] Or at the address shown on the records of the Company If to the Company: Burford Capital LLC 350 Madison Avenue New York, NY 10017 Attention: Jordan D. Licht
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
19.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
20.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
21.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
22.ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company shall be settled exclusively by arbitration, in accordance with the arbitration procedures set forth in the Employee’s February 25, 2021 Annual Affirmation, a copy of which is attached hereto as Exhibit B for convenience.
23.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to the choice of law principles thereof.
24.REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.
25.TIME TO REVIEW AND EFFECTIVE DATE OF THIS AGREEMENT. Employee is hereby given twenty-one (21) days from the date Employee is provided with a copy of this Agreement to consider this Agreement and decide whether to sign and return it. If Employee agrees to the terms set forth in this Agreement and Exhibit A, Employee agrees to execute and deliver to Jordan Licht, Burford Capital LLC, 350 Madison Avenue, New York, New York 10017, jlicht@burfordcapital.com, a signed copy no later than twenty-one (21) days from the date that Employee receives this Agreement and Exhibit A. Changes made to this Agreement or Exhibit A, material or otherwise, do not restart, affect, or modify in any way the twenty-one (21) calendar day consideration period. Employee may revoke this Agreement and Exhibit A for a period of seven (7) calendar days following the day Employee executes this Agreement and Exhibit A (the “Revocation Period”). Any revocation within this period must be submitted in writing to Jordan Licht, Burford Capital LLC, 350 Madison Avenue, New York, New York 10017, jlicht@burfordcapital.com. For such revocation to be effective, notice must be received no later than the seventh (7th) day after Employee signs this Agreement and Exhibit A. This Agreement and Exhibit A shall not become effective or enforceable until the Revocation Period has expired without revocation by Employee. If Employee timely signs and returns this Agreement and Exhibit A, and does not revoke his acceptance of this Agreement and Exhibit A during the Revocation Period, this Agreement and Exhibit A will become effective on the date immediately following the expiration of the Revocation Period (the “Effective Date” of this Agreement).
26.SUPPLEMENTAL RELEASE. The Supplemental Release (Exhibit A) must be executed and returned to the Company on, or within twenty-one (21) days of, Employee’s Separation Date. The Supplemental Release will not be effective or accepted if signed by Employee prior to his Separation Date and/or if modified by him unilaterally without the express written consent of the Company. Failure to timely execute and return Exhibit A upon, or within twenty-one (21) days of, Employee’s Separation Date (or his subsequent revocation thereof) will result in a forfeiture of Employee’s right to the benefits set forth in the Supplemental Release. For the avoidance of doubt, in the event that the Company terminates the Agreement for Cause, the Employee has no right to the payments and benefits as set forth in the Supplemental Release.
27.TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

28.CODE SECTION 409A COMPLIANCE.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(d)For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Employee’s execution of the General Release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year.

29.ACKNOWLEDGEMENTS. By signing below, Employee expressly acknowledges and agrees that among the matters waived and released are any and all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), which have arisen on our before the date he executes this Agreement. Because the ADEA contains special provisions affecting the release of ADEA claims, Employee also expressly acknowledges and affirms that he: (i) carefully read this Agreement and its exhibits, including the Supplemental Release, in its entirety; (ii) is hereby being given and have had an opportunity to consider fully the terms of this Agreement and the Supplemental Release for at least twenty-one (21) days; (iii) has been advised and are hereby being advised by the Company in writing to consult with an attorney of his choice in connection with this Agreement and the Supplemental Release; (iv) fully understands the meaning, effect, and significance of all of the terms, conditions, and waivers of this Agreement and the Supplemental Release and has discussed them with an attorney of his choice, or has had a reasonable opportunity to do so; (v) has been informed that he has seven (7) days following the date he executes this Agreement in which to revoke it, understanding that the Agreement will not be enforceable until this seven-day Revocation Period has expired; and (vi) is signing this Agreement voluntarily and of his own free will and unconditionally and unequivocally assents to all the terms and conditions contained herein. In the event that he does not timely sign and return this Agreement and Exhibit A, the Agreement and Exhibit A, and the promises contained within, shall automatically be null and void and he will not receive the payments and benefits described above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY By: /s/ Christopher P. Bogart Name: Christopher P. Bogart Title: Chief Executive Officer
EMPLOYEE /s/ Mark Klein Mark Klein

EXHIBIT A
SUPPLEMENTAL AGREEMENT AND GENERAL RELEASE
DO NOT SIGN UNTIL ON OR AFTER YOUR SEPARATION DATE
This Supplemental Agreement and General Release (the “Supplemental Release”) is made and entered into by you, Mark Klein (“you” or “your”), and Burford Capital LLC (the “Company”) (collectively, the “Parties” and each a “Party”). In exchange for and in consideration of the mutual covenants and promises set forth in the Confidential Agreement and General Release (the “Agreement”) and this Supplemental Release, the Parties agree as follows:
1.Following your Separation Date, provided that you: (i) have complied with the terms of the Agreement; and (ii) timely execute (and do not revoke) the Supplemental Release, the Company will provide you the pay and benefits as set forth below.
(i)If your Separation Date is September 30, 2027, you shall receive a payment for the year 2027 in the amount of Six Hundred Seventy-Five Thousand and xx/100 Dollars ($675,000) (subject to applicable withholdings and deductions), payable within ten business days from the Effective Date of this Supplemental Release. For avoidance of doubt, you are not entitled to this payment in the event the Company terminates the Agreement for Cause.
(ii)In the event that your Separation Date is earlier than September 30, 2027, the Company shall pay you a lump sum severance payment equal to the sum of (i) the amount of Base Compensation remaining between the Separation Date and September 30, 2027 and (ii) the amount of payments described in Sections 3(b) and 3(c) of the Agreement that has not yet been paid to you. This payment shall be payable within ten business days from the Effective Date of the Supplemental Release. However, you shall not receive this lump sum payment in the event the Company terminates the Agreement for Cause.
2.You agree and acknowledge that as of your Separation Date: (i) the Company has fully satisfied any and all liabilities and obligations to you, monetarily or with respect to employee benefits, compensation, or otherwise; and (ii) the payment and benefits provided pursuant to the Agreement exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan, or procedure of the Company and/or any other agreement between you and the Company.
3.In consideration of the payments and benefits provided under the Agreement and this Supplemental Release, you (for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns) forever waive and release the Company (and any of its parent corporations, subsidiaries, predecessors, successors, assigns, divisions, affiliates, partners, members, directors, officers, agents, employees, attorneys, consultants, professional advisors, indemnitors, indemnitees, insurers, owners, investors and former employees) (together, the “Released Parties”), from any and all claims, demands, causes of action, fees, debts, liabilities, losses, damages, obligations, controversies, promises, expenses, costs, and judgments, of any kind whatsoever, whether known or unknown, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter arising from the beginning of time up to and including the date you sign this Supplemental Release.
This includes, but is not limited to, any claim under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Nondiscrimination Act of 2008; the Fair Labor Standards Act; the Family and Medical Leave Act of 1993; the National Labor Relations Act and the Labor Management Relations Act (the Taft-Hartley Act); the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the Uniform Services Employment and reemployment Rights Act; the New York State WARN Act; the New York Labor Law; the New York State Human Rights Law; the New York State Whistleblower Protection Law under Sections 740 of the New York Labor Law; the New York City Human Rights Law; the New York City Earned Safe and Sick Time Act; the New York City Administrative Code; the New York Equal Pay Act; the New York Lawful Off-Duty Activities Discrimination Law; the New York Paid Family Leave Law; New York Health and Essential Rights Act (NY HERO Act); the New York Public Health Law; the New York State Workers’ Compensation Law; the New York State Sick Leave Law; the Retaliatory Action by Employers Law; Voting Leave Law; Jury Duty Leave Law; HIV and Aids Related Information Law; Article 23-A of the New York Correction Law; the New York Code of Rules and Regulations (including, but not limited to, 12 N.Y.C.R.R. §142-3.2 and 10 N.Y.C.R.R. 2.60); any rule, regulation, or order of the New York or New York City departments of health; and any other federal, state or local law (statutory or decisional) or ordinance relating to employment discrimination, harassment, whistleblowing or retaliation; any claim for breach of contract (express or implied), payment of wages, fraud, wrongful or constructive discharge, retaliatory discharge, emotional distress, compensatory or punitive damages or attorneys’ fees (collectively, the “Released Matters”). You acknowledge that by virtue of the foregoing, you have waived any relief available to you under any of the claims and/or causes of action waved herein. Nothing in this Supplemental Release shall be deemed a waiver of claims for vested benefits under any employee benefit plan, any claims arising after the date you have signed this Supplemental Release, or any claims that cannot be waived by law.
Nothing in this Supplemental Release shall be construed to prohibit you from filing a charge with, providing information to, or participating in any investigation or proceeding conducted by any state, local, or federal administrative agency, governmental agency, or regulatory body (including the Securities and Exchange

Commission (the “SEC”), the Commodity Futures Trading Commission (the “CFTC”), the Department of Justice, the National Labor Relations Board (the “NLRB”), the New York State Division of Human Rights, the New York City Commission on Human Rights, and the Equal Employment Opportunity Commission) alleging violations of any state, local, or federal laws or regulations, though you acknowledge and agree that by virtue of the foregoing release, you have waived the right to recover monetary damages in connection with claims you have waived in this Supplemental Release. However, this waiver does not limit your right to receive a whistleblower reward from the SEC or the CFTC or directly from any other federal or state agency. Further, nothing in this Supplemental Release shall preclude you from responding truthfully to a valid subpoena or a request by a governmental agency in connection with any investigation it is conducting.
4.You acknowledge that the terms, and conditions of the Agreement, the exhibits and this Supplemental Release are fully confidential, and you agree not to disclose these terms to any other person or entity, except as may be required by law and to your accountants, attorneys, and/or immediate family members, provided that each agrees to abide by the confidentiality provisions of the Agreement and this Supplemental Release. Nothing in this Section shall prohibit you from participating in or cooperating with a governmental investigation that is being conducted by a government agency or self-regulatory organization.
5.This Supplemental Release shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.
6.If any provision of this Supplemental Release shall be held to be illegal, void or unenforceable, such provision shall have no effect, and will not impair the enforceability of, any other provision of this Supplemental Release, which shall be enforced to the maximum extent possible.
7.This Supplemental Release is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors, and assigns.
8.This Supplemental Release must be executed and returned to the Company on, or within twenty-one (21) days of, your Separation Date. This Supplemental Release will not be effective or accepted if signed by you prior to your Separation Date and/or if modified by you unilaterally without the express written consent of the Company. You may revoke this Supplemental Release for a period of seven (7) calendar days following the day you execute this Supplemental Release (the “Revocation Period”). Any revocation within this period must be submitted in writing to info@burfordcapital.com attn. General Counsel. For such revocation to be effective, notice must be received no later than the seventh (7th) day after you sign this Supplemental Release. This Supplemental Release shall not become effective or enforceable until the Revocation Period has expired without revocation by you. If you timely sign and return this Supplemental Release and do not revoke your acceptance of this Supplemental Release during the Revocation Period, this

Supplemental Release will become effective on the date immediately following the expiration of the Revocation Period (the “Effective Date” of this Supplemental Release).
9.By signing below, you expressly acknowledge and agree that among the matters waived and released are any and all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), which have arisen on our before the date you execute this Supplemental Release. Because the ADEA contains special provisions affecting the release of ADEA claims, you also expressly acknowledge and affirm that you: (i) carefully read this Supplemental Release in its entirety; (ii) are hereby being given and have had an opportunity to consider fully the terms of this Supplemental Release for at least twenty-one (21) days; (iii) have been advised and are hereby being advised by the Company in writing to consult with an attorney of your choice in connection with this Supplemental Release; (iv) fully understand the meaning, effect, and significance of all of the terms, conditions, and waivers of this Supplemental Release and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; (v) have been informed that you have seven (7) days following the date you execute this Supplemental Release in which to revoke it, understanding that the Supplemental Release will not be enforceable until this seven-day Revocation Period has expired; and (vi) are signing this Supplemental Release voluntarily and of your own free will and unconditionally and unequivocally assent to all the terms and conditions contained herein. In the event that you do not timely sign and return this Supplemental Release, the promises and benefits set forth herein shall automatically be null and void and you will not receive the payment and benefits described above.

BURFORD CAPITAL LLC
By:

Accepted and Agreed to:
By:
MARK KLEIN	Date

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